Exhibit 99

Shareholder and Financial Analyst Contact
 Jim Jacobson
Director of Investor Relations
Phone (515) 284-2633
E-mail jim.jacobson@meredith.com

Media Contact
Art Slusark
Vice President-Corporate Communications
Phone (515) 284-3404
E-mail art.slusark@meredith.com

MEREDITH CORPORATION UPDATES FINANCIAL OUTLOOK

DES MOINES, IA (June 21, 2005) - Meredith Corporation (NYSE: MDP) updated its financial outlook for fiscal 2005 and 2006 today at the Mid-Year Media Review in New York City.

For fiscal 2005, Meredith expects diluted earnings per share to approximate $2.50, which is consistent with the Company's prior guidance. Meredith earned $2.00 per share in fiscal 2004.

For fiscal 2006, Meredith believes earnings per share growth will range from 8 to 10 percent in the first half of the year reflecting the absence of political advertising. For the second half of the year, the Company expects earnings per share to increase in the mid-to-high teens. For the full fiscal year, the Company believes earnings per share will approximate $2.80.

The Company's presentation is accessible to the public via webcast at www.meredith.com. A replay will be available for one week after the presentation. Meredith will furnish its prepared remarks to the SEC as an 8-K.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding the Company's financial outlook for fiscal 2005 and 2006.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group, the country's foremost home and family authority, features 20 subscription magazines including Better Homes and Gardens, Ladies' Home Journal and American Baby and approximately 150 special interest publications. Meredith owns or operates 14 television stations including properties in top-25 markets such as Atlanta, Phoenix and Portland, and an AM radio station.

Meredith has approximately 350 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 75 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 26 web sites and strategic alliances with leading Internet destinations.